July 28, 2016

VIA E-MAIL (hanstobler@aol.com) AND U.S. MAIL

Mr. Ruedi Tobler
General Manager
Kalaeloa Partners, L. P.
91-111 Kalaeloa Boulevard
Kapolei, Hawaii 96707

Subject:	Power Purchase Agreement (“PPA”) between Hawaiian Electric Company, Inc. (“Hawaiian Electric”) and Kalaeloa Partners, L.P. (“KPLP) dated as of October 14, 1988 (as amended)

Dear Ruedi:

Per Section 2.6 of the PPA, the Term of the PPA “…shall terminate on the twenty-fifth (25th) anniversary of the In-Service Date of the Facility.” Per a letter from Hawaiian Electric to KPLP dated May 24, 1991, the In-Service Date was confirmed as May 23, 1991. Per Section 2.6C of the PPA, the PPA may be automatically extended provided certain conditions are currently being met. This section provides in part:

However, should the original Term end with the parties hereto actively negotiating for the purchase of the Facility or the Net Electric Energy Output of the Facility, then such Term shall be automatically extended on a month-to-month basis under the same terms and conditions as contained in this Agreement for so long as said negotiations continue in good faith. The month-to-month term extensions shall end sixty (60) days after either party notifies the other in writing that said negotiations have terminated.

Pursuant to Decision and Order (“D&O”) 30380 issued by the State of Hawaiʻi Public Utilities Commission (“PUC”) in Docket 2011-0351 on May 14, 2012 KPLP, and Hawaiian Electric have been conducting negotiations per Section 2.6(C) (“Negotiations”). The Negotiations are continuing on an ongoing basis and are expected to continue until an agreement is reached.

Given the complexity of and expectation of a successful resolution of the Negotiations both Hawaiian Electric and KPLP agree that it is desirable to continue these discussions and at the same time enable some level of certainty to provide stability to ongoing Facility operational

Mr. Ruedi Tobler
July 28, 2016

commitments. This is important not only for Hawaiian Electric and Hawaiian Electric’s customers, but also for KPLP and the various entities that KPLP contracts with to supply, operate and continue to maintain the Facility. This will also allow time to seek PUC approval of the negotiated resolution. In light of the desire of both Hawaiian Electric and KPLP to continue the existing PPA during Negotiations, Hawaiian Electric proposes an agreement that neither party will give written notice of termination resulting in the termination of the PPA prior to the end of the day on October 31, 2017, as follows:

Each of Hawaiian Electric and KPLP agree that they will continue in good faith with Negotiations. KPLP and Hawaiian Electric agree that neither party will give written notice of termination under Section 2.6C of the PPA, such that the PPA terminates prior to the end of the day on October 31, 2017. As a result, the PPA remains in full force and effect through October 31, 2017, and from month to month thereafter, subject to termination on or after the end of the day on October 31, 2017 on not less than sixty (60) days’ prior written notice by either party. For the PPA to terminate as of the end of the day on October 31, 2017, written notice of termination must be provided by either party on or before September 1, 2017.

If the foregoing meets with your approval, please execute this letter where indicated and return the executed letter to Hawaiian Electric. You may retain the enclosed copy of this letter for your records.

Sincerely,

/s/ Shelee M. T. Kimura______________________
Shelee M. T. Kimura
Vice President, Corporate Planning & Business Development

/s/ Joseph P. Viola___________________________
Joseph P. Viola
Vice President, Regulatory Affairs

ACKNOWLEDGED & AGREED

Kalaeloa Partners, L.P.

By /s/ Ruedi Tobler__________________

Date: August 1, 2016